UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
WASHINGTON BANKING COMPANY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:

2) Form, Schedule or Registration No.:

3) Filing Party:

4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2010

NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Washington Banking Company will be held at the Best Western Harbor Plaza, located at 33175 State Route 20, Oak Harbor, Washington, on Thursday, May 13, 2010 at 3:00 p.m., to consider and to vote upon the following matters:

1. ELECTION OF DIRECTORS. Election of two persons to serve as Class 2 directors on the Board of Directors until 2013.

2. NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION. As required by the American Recovery and Reinvestment Act of 2009, shareholders will be asked to consider and approve the following proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure in this Proxy Statement.)”

3. NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT. Ratifying the Audit Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accountant for the fiscal year ending December 31, 2010.

4. SHAREHOLDER PROPOSAL. To consider a shareholder proposal, if properly presented at the Annual Meeting, which the Board of Directors and management unanimously oppose, to request that the Board of Directors take the necessary steps to declassify the Board of Directors and require the annual election of directors.

5. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting of Shareholders, or any adjournments or postponements thereof.

Only those shareholders of record at the close of business on March 15, 2010 shall be entitled to notice of and to vote at the Annual Meeting of Shareholders, or any adjournments or postponements thereof.

Your Board of Directors unanimously recommends that shareholders vote “FOR” the slate of nominees to the Board of Directors proposed by the Board, “FOR” the advisory vote on executive compensation, “FOR” the ratification of Moss Adams LLP, and “AGAINST” the shareholder proposal.

By Order of the Board of Directors

Shelly L. Angus
Corporate Secretary

Oak Harbor, Washington
March 30, 2010

A full set of proxy materials, including a copy of the accompanying proxy statement and the annual report to shareholders is available at http://www.edocumentview.com/WBCO.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, AND ARE THE RECORD HOLDER OF YOUR SHARES (OR HOLD A “LEGAL PROXY” FROM YOUR BROKER) YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS SET FORTH UNDER “SOLICITATION, VOTING AND REVOCABILITY OF PROXIES.”

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT
PROPOSAL 4: SHAREHOLDER PROPOSAL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMMITTEE REPORTS
COMPENSATION COMMITTEE REPORT
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
CODE OF ETHICS
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
2009 REPORT TO SHAREHOLDERS AND ANNUAL REPORT -- 10-K
OTHER MATTERS

WASHINGTON BANKING COMPANY
450 SW Bayshore Drive
Oak Harbor, Washington 98277
360-240-6458

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about April 7, 2010, for use in connection with the Annual Meeting of Shareholders of Washington Banking Company (“WBCO” or the “Company”) to be held on Thursday, May 13, 2010 at 3:00 p.m. at the Best Western Harbor Plaza, located at 33175 State Route 20, Oak Harbor, Washington (the “Annual Meeting”). Only those shareholders of record of WBCO’s common stock at the close of business on March 15, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 15,302,590.

The enclosed Proxy is solicited by the Board of Directors of WBCO. The costs of solicitation will be borne by the Company. In addition to the use of the mails, solicitation may be made, without additional compensation by directors and officers of WBCO and other employees of WBCO or its subsidiary, Whidbey Island Bank (the “Bank”), by telephone, facsimile or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

Except as set forth below under Proposal 4, the Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with SEC rules and the Company’s Bylaws. The Board of Directors does not presently know of any matter, other than the election of specified directors, the advisory vote on executive compensation, the ratification of auditors, and the shareholder proposal to be brought before the Annual Meeting.

On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. Under Washington law, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. Approval of the advisory vote on executive compensation, the ratification of auditors, and the shareholder proposal require a majority of the shares represented at the meeting vote in favor of the proposal.

With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Abstentions may be specified on all proposals except the election of directors. An abstention from voting can have the practical effect of voting against a proposal when a majority or super-majority of all outstanding shares is required, since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal. At the 2010 annual meeting, however, an abstention will have no effect on any of proposals, assuming a quorum is present.

If shares are held in “street name” through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the ratification of auditors but not with respect to the election of directors, the advisory vote on executive compensation or the shareholder proposal. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the ratification of auditors by the broker or nominee at their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes” which will have the effect of excluding your vote from the tallies. If your shares are held in your own name and you do not vote your shares, your shares will not be voted.

For signed Proxies received by WBCO in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy “FOR” the nominees for director listed in this Proxy Statement, “FOR” the advisory vote on executive compensation, “FOR” the ratification of auditors and “AGAINST” the shareholder proposal, unless otherwise directed. Any Proxy given by a shareholder may be revoked before its exercise (1) by delivery to WBCO of a written notice of revocation, (2) by delivery to WBCO of a subsequently dated Proxy, or (3) in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed Proxies that are not revoked will be voted in accordance with the specifications in such Proxies, or, if no preference is specified, in accordance with the recommendation of the board of directors and management as specified above.

The proxy votes will be tabulated by the Company’s transfer agent, Computershare Trust Company. At the Annual Meeting, the votes will be counted and inspected by WBCO’s corporate secretary, or her designate, as appointed by the Company’s Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors are divided into three classes, each class serving a period of three years. Approximately one-third of the members of the Board of Directors are elected by the shareholders annually. The terms of the Class 2 directors expire at the 2010 Annual Meeting. Those directors are Robert T. Severns, John L. Wagner, and Dennis A. Wintch. Messrs. Severns and Wagner have been nominated by the Board of Directors for re-election at the Annual Meeting. Mr. Wintch chose not to stand for re-election. WBCO’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be not less than five nor more than 12 and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at seven, effective upon the conclusion of the 2010 Annual Meeting and the concurrent expiration of Mr. Wintch’s term.

If elected, Messrs. Severns and Wagner will hold office until the annual meeting of shareholders in the year 2013 and until their successors are elected and qualified. The terms of the Class 3 directors expire in 2011 and Class 1 directors’ terms expire in 2012.

Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.

Information about the Nominees

The following information is provided about the nominees for election at the Annual Meeting as Class 2 directors whose terms will expire in 2013, and regarding all other incumbent directors, including their respective names, ages, principal occupations during the past five years and the year first elected a director of WBCO or the Bank. The address for each of the nominees and all incumbent directors is 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, Washington 98277. All nominees and incumbent directors are presently directors of WBCO and the Bank.

Nominees For Election As Class 2 Directors (Terms Expire in 2013):

Robert T. Severns	Director since 2010

Mr. Severns, 59, has been in the title insurance business for nearly 40 years. Since 1999, he has been the President of Chicago Title Insurance Company/ Island Division, Oak Harbor. He served on the Island Title Company Board of Directors for 15 years and is currently Chairman of the Board for Land Title of Kitsap and Mason Counties. Mr. Severns serves as an Oak Harbor City Council member. He holds a Bachelor of Arts Degree in Administrative Management from Central Washington University, and has varied experience in board and committee memberships at local and state levels. Mr. Severns brings to the board a specialized knowledge of the title insurance industry, extensive community involvement, and a considerable amount of experience as a director.

John L. Wagner	Director since 2007

Mr. Wagner, 66, has been the President and Chief Executive Officer of WBCO since October 2008 and the President and Chief Executive Officer of the Bank since April 2007. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has a broad background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington. Mr. Wagner has extensive experience regarding the operations and products of the Company, gained through his position as President of the Company and his prior operations experience with the Bank. He brings to the Board specialized knowledge of the banking and financial services industries, extensive experience in human resources management, and community relations experience.

Board Recommendation

The Board of Directors recommends a vote “FOR” these nominees.

Class 3 Incumbent Directors (Terms Expire in 2011):

Jay T. Lien	Director since 1987

Mr. Lien, 66, has been the president of a real estate company since 1986. He is currently the President of Saratoga Passage LLC, a real estate company. Mr. Lien served as Chairman of the Board of WBCO and the Bank from September 1998 until April 2001. In addition to providing diversity in geographic representation, Mr. Lien’s experience in the real estate industry and as a business owner provides specialized knowledge of the Bank’s market areas and real estate economic conditions.

Edward J. Wallgren	Director since 1991

Mr. Wallgren, 71, has been the President of Island O.K. Tires, Inc. since 1968. Island O.K. Tires, Inc. is currently the owner of one Les Schwab Tire store in northwestern Washington. Mr. Wallgren served as Chairman of the Board of WBCO and the Bank from February 1996 until September 1998. As a longtime business owner, Mr. Wallgren has experience in managing a growing company, as well as having human resources experience through his management of large numbers of employees at various locations.

Class 1 Incumbent Directors (Terms Expire in 2012):

Gregg A. Davidson	Director since 2009

Mr. Davidson, 53, has been the CEO of Skagit Valley Hospital in Mount Vernon, WA since 2004. He also served as Chief Operating Officer of Affiliated Health Services and has spent a total of 30 years with Skagit Valley Hospital and Affiliated Health Services. He holds a Bachelor’s Degree from the University of Washington and a Master’s of Science in Health Care Administration from Trinity University in San Antonio, Texas. He is a Fellow in the American College of Healthcare Executives and a board certified health care executive. Mr. Davidson brings to the board leadership skills developed through his management as a chief executive officer. His understanding of complex business issues and accounting give him the financial literacy and skills needed to qualify as a financial expert, and he also brings significant knowledge in governance and previous board experience.

Gragg E. Miller	Director since 2009

Mr. Miller, 58, is the President of Coldwell Banker Miller-Arnason in Bellingham, a position he has held since 1978. Miller holds a Bachelor’s Degree from the University of Washington. He has attended numerous professional institutes in the real estate field and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. Mr. Miller has extensive community relations experience, with involvement in civic and business organizations in Bellingham. He brings to the board a specialized knowledge of the real estate industry and experience in overseeing a growing company.

Anthony B. Pickering	Director since 1996

Mr. Pickering, 62, recently sold the ownership of Max Dale’s Restaurant and Stanwood Grill, both local restaurants that he owned since 1983 and 2001, respectively. Pickering holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past-President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees. Mr. Pickering currently serves as Chairman of the Board of WBCO and the Bank. His reputation as a well-respected member of the community and his prior board experience bring leadership qualities to the board. Mr. Pickering’s business background gives him experience in financial literacy, human resources management, and community relations.

Directors Not Continuing Following Expiration of Term at 2010 Annual Meeting:

Dennis A. Wintch	Director since 2006

Mr. Wintch, 63, is a retired partner with the accounting firm BDO Seidman, LLP. He was a partner with BDO Seidman, LLP from June 2001 until his retirement on June 30, 2005. A Certified Public Accountant for over 40 years, Mr. Wintch is also certified in financial forensics, and is a Certified Fraud Examiner and an Accredited Senior Appraiser in Business Valuation. He holds a Bachelor of Arts degree from Brigham Young University, and spent 25 years with the Everett Police Department as a reserve volunteer, participating in numerous criminal investigations.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 into law. The Act includes a provision, commonly referred to as “Say-on-Pay,” that amended the Emergency Economic Stabilization Act of 2008 and requires a TARP recipient to: “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).” WBCO is a TARP recipient because of its participation in the U.S. Department of the Treasury’s Capital Purchase Program, pursuant to which the Company issued preferred stock and warrants to purchase common stock to the Treasury.

As required by the Act, we are providing you the opportunity, as a shareholder, to endorse or not endorse the executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

As provided in the Act, the vote is not binding on the board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The Company believes that its compensation policies and procedures are strongly aligned with the long-term interests of its shareholders.

Because the vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

PROPOSAL 3: NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT

The Audit Committee selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2009, to act in such capacity for the fiscal year ending December 31, 2010, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain consulting services. Moss Adams has served as the Company’s independent auditors since 2002.

Shareholder approval of the selection of Moss Adams as the Company’s independent auditors is not required by law, the Company’s bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Audit Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the ratification of Moss Adams as independent auditor.

PROPOSAL 4: SHAREHOLDER PROPOSAL

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 2,600 shares of the Company’s common stock as of December 14, 2009, notified the Company that he intends to present a proposal for consideration at the Annual Meeting. As required by the Securities Exchange Act of 1934, the text of the shareholder proposal and supporting statement appear as submitted to the Company by Mr. Armstrong. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement. The Board recommends a vote against the proposal.

Shareholder Resolution:

“RESOLUTION

That the shareholders of WASHINGTON BANKING COMPANY request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired term of the previously-elected Directors.”

Shareholder Supporting Statement:

“The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments expecially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.”

Required Vote; Recommendation Only.  The affirmative vote of the holders of a majority of shares of the Company’s common stock present in person or represented by proxy at the Meeting is required to approve this Proposal No. 4. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the ultimate declassification of the Board of Directors.

Board Recommendation

The board recommends a vote “AGAINST” proposal no. 4. Proxies solicited by the board will be voted “against” this proposal unless otherwise instructed on the proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of March 15, 2010 with respect to beneficial ownership of WBCO’s common stock by (a) each director; (b) the Chief Executive Officer and the Chief Financial Officer of WBCO and the Bank, and the Bank’s Chief Credit Officer, who are the only executive officers of the Company; (c) all directors and executives officers as a group and (d) all shareholders known by WBCO to be the beneficial owners of more than 5% of the outstanding shares of WBCO common stock. Except as noted below, WBCO believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of WBCO common stock deemed to be outstanding, under applicable regulations (including options exercisable and RSUs vesting within sixty days of the record date).

	Shares Beneficially Owned at
	March 15, 2010
			Percentage of Outstanding
Name	Number		Common Stock

John L. Wagner, Director, President and CEO	45,480	(1)	*
Joseph W. Niemer, Executive Vice President and CCO	12,360	(2)	*
Richard A. Shields, Executive Vice President and CFO	26,446	(3)	*
Gregg A. Davidson, Director	1,000		*
Jay T. Lien, Director	82,620	(4)	*
Gragg E. Miller, Director	13,500		*
Anthony B. Pickering, Director	53,302	(5)	*
Robert T. Severns, Director	916		*
Edward J. Wallgren, Director	197,595	(6)	1.3%
Dennis A. Wintch, Director	14,035	(7)	*
Directors and executive officers as a group (10 persons)	447,254	(8)	2.9%
Wellington Management Co, LLP	1,277,006	(9)	8.3%
75 State Street	(as of 12/31/09)
Boston, MA 02109
The Banc Funds Company, LLC	1,076,536	(10)	7.0%
20 North Wacker Dr, Suite 3300	(as of 12/31/09)
Chicago, IL 60606
Jacobs Asset Management, LLC	926,191	(11)	6.0%
One Fifth Avenue	(as of 12/31/09)
New York, NY 10003
Endicott Management Company (12)	901,600	(12)	5.9%
360 Madison Ave, 21st Floor	(as of 12/31/09)
New York, NY 10017

*	Represents less than 1.0%

(1)	Includes 6,497 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 6,497 option shares, 549 are exercisable at $6.15 per share, 4,000 are exercisable at $9.11 per share, 372 are exercisable at $14.60 per share, and 1,576 are exercisable at $15.98 per share.

(2)	Includes 5,405 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 5,405 option shares, 3,333 are exercisable at $9.11 per share, 496 are exercisable at $14.60 per share and 1,576 are exercisable at $15.98 per share.

(3)	Includes 8,614 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 8,614 option shares, 6,666 are exercisable at $9.11 per share, 372 are exercisable at $14.60 per share and 1,576 are exercisable at $15.98 per share.

(4)	Includes 5,149 shares issuable upon exercise of options, 196 RSU shares issuable at vesting, and 700 shares owned by Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee. Of the 5,149 option shares, 844 are exercisable at $4.50 per share, 1,380 are exercisable at $6.54 per share, 1162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.

(5)	Includes 10,591 shares issuable upon exercise of options and 196 RSU shares issuable at vesting. Of the 10,591 option shares, 4,216 are exercisable at $4.50 per share, 3,450 are exercisable at $6.54 per share, 1,162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.

(6)	Includes 2,925 shares issuable upon exercise of options and 196 RSU shares issuable at vesting. Of the 2,925 option shares, 1,162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.

(7)	Includes 1,763 shares issuable upon exercise of options and 1,930 RSU shares issuable at vesting. The 1,763 option shares are exercisable at $15.98 per share.

(8)	Includes (a) 40,944 shares issuable pursuant to options exercisable within 60 days of the date of this table at exercise prices ranging from $4.50 to $15.98 per share, and (b) 3,043 restricted stock units issuable as common stock upon vesting within 60 days of this table.

(9)	Based on information set forth in Schedule 13G/A filed with the SEC on February 12, 2010.

(10)	Based on information set forth in Schedule 13G filed with the SEC on February 11, 2010.

(11)	Mr. Sy Jacobs is the Managing Member of Jacobs Asset Management LLC. Based on information set forth in Schedule 13G filed with the SEC on February 16, 2010.

(12)	Endicott Management Company includes: Endicott Opportunity Partners II LP, Endicott Opportunity Partners III LP, W.R. Endicott IIp LLC, and W.R. Endicott III LLC; Messrs. Wayne K. Goldstein and Robert I. Usdan, Managing Members. Based on information set forth in Schedule 13G filed with the SEC on February 16, 2010.

Information Regarding the Board and Its Committees

All non-management directors of the Company are independent of management within the meaning of currently applicable rules under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Securities and Exchange Commission and the Nasdaq Global Select Market listing requirements. The Company’s non-management directors meet in executive session, without management present, on a regular basis.

The Board of Directors of WBCO has established certain standing committees, including an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee. Only

non-management, independent directors serve on such committees. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Corporate Governance/
Committee	Committee	Nominating Committee

Gregg A. Davidson	Gregg A. Davidson	Jay T. Lien*
Jay T. Lien	Anthony B. Pickering	Gragg E. Miller
Gragg E. Miller**	Edward J. Wallgren*	Anthony B. Pickering
Anthony B. Pickering	Dennis A. Wintch	Edward J. Wallgren
Robert T. Severns
Dennis A. Wintch*

* Committee Chairman;

** Incoming Chairman

Audit Committee.  The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the examination reports of bank regulatory authorities. The Audit Committee also reviews the Company’s annual and other reports to the Securities and Exchange Commission (the “SEC”) and the annual report to WBCO shareholders. Each of the Audit Committee members is independent of management within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements. Based on its review of the criteria for a “financial expert” under applicable rules, the Board of Directors believes that Mr. Wintch qualifies as an audit committee financial expert. The Company’s Board of Directors has adopted a written charter for the Audit Committee which is available on our web page, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” and then “Governance” tabs. There were four meetings of the Audit Committee during 2009 and each of the Audit Committee members attended at least 75% of the meetings.

Compensation Committee.  The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Each of the Compensation Committee members is independent of management within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” and then “Governance” tabs. During 2009, there were six meetings of the Compensation Committee and each of the Compensation Committee members attended at least 75% of the meetings.

Corporate Governance/ Nominating Committee.  The Corporate Governance/ Nominating Committee takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company, as well as performing the functions of a nominating committee. Board candidates, including directors up for reelection, are considered based upon various criteria, such as broad-based business and professional skills and experiences, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement and time available to devote to board activities. The Corporate Governance/ Nominating Committee is comprised solely of directors who are independent of management within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Corporate Governance/ Nominating Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” and then “Governance” tabs.

During 2009, the Corporate Governance Committee met twice and each of the Corporate Governance Committee members attended at least 75% of the meetings.

Board of Directors Meetings.  There were 16 meetings of the Board of Directors of the Company during 2009. All directors attended at least 75% of the total meetings of the Board in 2009.

Board Leadership Structure

The Board of Directors, in its discretion, may elect a Chairman of the Board. The Chairman leads the board and presides at all Board meetings, and is responsible for delivery of information for the Board’s informed decision-making.

Based upon the structure that best serves the interests of the Company, the Board determines whether the role of the Chairman of the Board and the Chief Executive Officer should be held by one individual or should be separated. Currently, the Chairman of the Board is an independent director.

The Board’s Role in Risk Oversight

Throughout the year, the Board assesses the primary operational and regulatory risks facing the Company and the Bank. In their discussions, the Board considers the relative magnitude of the risks, the likelihood of the risks coming to fruition, and reviews the plans that management has to mitigate those risks. The Audit Committee, which is responsible for the oversight of the Bank’s internal auditor and the Bank’s independent auditors and meets directly with those auditors at various times during the course of the year, reports to the entire Board on the risks discussed in its committee meetings and management’s plans and progress in the supervision and control of those risks.

The Company has a Risk Management Committee comprised of representatives from each operating area of the Bank. The primary purpose of the committee is to review financial and operating risks, identify potential new risks and evaluate the effectiveness of the bank’s risk management process. The committee is chaired by the Chief Financial Officer, who provides periodic reports to the board regarding the committee’s assessments of risks.

The Board will continue to review and approve or modify the level of risk that is acceptable, monitor the status of significant risks and the responses thereto, evaluate the status of new initiatives to identify and control risks, and monitor the enterprise risk management strategy and infrastructure.

Director Attendance at Annual Meeting

It is the Company’s policy that the directors who are up for election at the annual meeting attend the annual meeting. All directors who were up for election at the 2009 Annual Meeting of Shareholders attended the 2009 Annual Meeting of Shareholders.

Communications with Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send communications to the Board or any of the directors c/o Secretary, Washington Banking Company, 450 SW Bayshore Drive, P.O. Box 7001, Oak Harbor, Washington 98277. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual director on a periodic basis.

Shareholder Nominations for 2010 Annual Meeting of Shareholders

The Board will consider candidates recommended by security holders, and the Company also accepts shareholder nominations made in accordance with the Company’s Bylaws. Recommendations by shareholders are duly considered by the Board or Corporate Governance/ Nominating Committee and the committee does not have a policy with regard to the consideration of any director candidates recommended by security holders. The committee does not feel a policy is necessary as it applies the same analysis to all recommended candidates, seeking the qualifications described above. In accordance with the Company’s Bylaws, shareholder nominations for the 2010 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of WBCO. However, if less than 21 days’ notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of WBCO that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; (e) the number of shares of stock of WBCO owned by the notifying shareholder; and (f) whether the nominee has agreed to serve if elected. Nominations not made in accordance with the above requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion, and upon the Chairman’s instruction, the inspector of elections and vote tabulator may disregard all votes cast for such a nominee.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers (“Named Executives”):

			Has Served as an
			Executive Officer of the
Name	Age	Position	Company or Bank Since

John L. Wagner	66	President and Chief Executive Officer	2004
Joseph W. Niemer	58	Executive Vice President and Chief Credit Officer	2005
Richard A. Shields	50	Executive Vice President and Chief Financial Officer	2004

John L. Wagner.  Mr. Wagner, 66, has been the President and Chief Executive Officer of WBCO since October 2008 and the President and Chief Executive Officer of the Bank since April 2007. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has an extensive background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington.

Joseph W. Niemer.  Mr. Niemer, 58, is the Executive Vice President and Chief Credit Officer of the Bank. Mr. Niemer has over 30 years of experience in various credit-related positions with Pacific Northwest-based banks. Most recently, he was the Senior Vice President and Chief Credit Officer for

Washington Mutual Bank’s Commercial Group, a position he held from 1995 — 2004, where he oversaw commercial and commercial real estate credit decisions.

Richard A. Shields.  Mr. Shields, 50, is the Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Shields joined the Bank in 2004 and has over 20 years of experience in various accounting-related positions with Pacific Northwest-based banks. From November 1998 until October 2004, he was the Vice President and Controller at a bank in the Pacific Northwest that grew substantially both organically and through multiple acquisitions.

All officers are elected by the Board of Directors for one year terms or until their successors are appointed and qualified. Each of the named executives has an employment agreement with the Company. See the narrative discussion following the Summary Compensation table below.

Beneficial Ownership And Section 16(a) Reporting Compliance

WBCO is a reporting company pursuant to Section 12 of the 1934 Act. Under Section 16(a) of the 1934 Act, and the rules promulgated thereunder, directors, officers, greater than 10% shareholders, and certain other key personnel (the “Reporting Persons”) are required to report their ownership and any change in ownership of WBCO securities to the SEC. Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2009, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2009 fiscal year on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General.  This section describes the process that the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for WBCO’s Named Executive Officers. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. The Chief Executive Officer is involved in the compensation process as he recommends, when appropriate, salaries, incentives and awards for other executive officers to the Compensation Committee. The Compensation Committee, however, ultimately reviews and approves individual executive officer salaries, incentives, bonuses, stock option grants and other equity-based awards.

Compensation Philosophy.  WBCO, acting through the Compensation Committee, believes that compensation of its executive officers and other key personnel should reflect and support the goals and strategies that the Company establishes from time to time. For 2009, the philosophy was adjusted in response to the Troubled Asset Relief Program (“TARP”) requirements. The compensation programs were simplified by suspending previously used compensation programs that were designed to link compensation with performance so that the Compensation Committee had an opportunity to analyze the risks associated with incentive based compensation. The Company continues to provide what it believes to be competitive levels of compensation in the markets where WBCO operates. Principles guiding the compensation philosophy include: using compensation as a tool to attract and retain employees who are critical to the long-term success of the Company; providing a competitive salary and maintaining enough flexibility within the programs to adapt to changes, such as the local competitive environment or recruiting conditions.

The Compensation Committee follows a compensation philosophy that has, in the past, emphasized cash incentives for performance, stock options and other stock-based compensation. This emphasis was intended to create a close link between the interests of employees and shareholders and to focus on growth in assets and earnings while maintaining good asset quality and increasing long-term shareholder value. Although that philosophy remains intact, the industry environment in which the Company operates required simplification of compensation programs to be consistent with the increased regulatory proposed pronouncements and the Company’s participation in TARP. The Compensation Committee anticipates that it will continue to emphasize both cash incentive and stock-based compensation in the future as permitted within the Company’s regulatory environment.

U.S. Department of the Treasury TARP Capital Purchase Program

Effect of the Emergency Economic Stabilization Act of 2008.  On October 14, 2008, the U.S. Department of the Treasury (“Treasury”) announced the Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the CPP, Treasury has made preferred stock investments in participating financial institutions. WBCO participated in the CPP by selling preferred stock and a warrant to purchase common stock to the Treasury on January 16, 2009. In February 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) amended the compensation rules for CPP participants. As a result of participation in the CPP, the Company became subject to executive compensation requirements, which currently apply primarily to a group of officers referred to by the Treasury as Senior Executive Officers (the senior executive officers are the Named Executive Officers). During 2009, the executive compensation requirements applied to the Company.

WBCO did not expect EESA, as in effect when the Company initially participated in the Capital Purchase Program, to affect the compensation of any of its Named Executive Officers or its compensation programs except in the event an executive left the Company and sought contractual severance, which did not occur in 2009. The material executive compensation requirements of EESA and related Treasury regulations are as follows:

•	Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. EESA prohibits companies from providing incentive compensation arrangements that encourage its Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution. The Compensation Committee is required to review the Named Executive Officers’ incentive compensation arrangements with the Company’s senior risk officers to ensure that such officers are not encouraged to take these risks. The regulations also require the Compensation Committee to meet every six months with the Company’s senior risk officers to discuss and review the relationship between risk management policies and practices and the Named Executive Officers’ incentive compensation arrangements.

•	Clawback. EESA requires WBCO to recover any bonus or incentive compensation paid to a Named Executive Officer where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate.

•	Golden Parachutes. The Company contractually agreed to abide by a provision of EESA that limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Prior to the Company’s participation in the CPP, each executive employment agreement contained a provision limiting payments under the agreement to comply with 280G and avoid exceeding 280G limits.

•	Limit on Tax Deduction. WBCO contractually agreed to abide by a provision of EESA and Treasury regulations that limits the Company’s tax deduction for compensation paid to any Named Executive Officer to $500,000 annually.

The Compensation Committee has reviewed the risks and compensation arrangements.

Effect of American Recovery and Reinvestment Act of 2009.  On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009. ARRA contains new restrictions on executive compensation for CPP participants, and amends the executive compensation and corporate governance provisions of EESA. ARRA continues the $500,000 annual deduction limit and the limits on incentives for executive officers to take unnecessary risks discussed above. Further, the U.S. Treasury adopted an Interim Final Rule pursuant to EESA, as amended by ARRA, on June 15, 2009 to provide guidance on the executive compensation and corporate governance provisions of EESA. Some key features of the new executive compensation restrictions in ARRA are described below.

•	ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to the top 5 most highly-compensated employees for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met. The Interim Final Rule provides guidance on how to value various items, such as equity compensation, and indirect compensation, such as benefits and taxes, when assessing this limit.

•	Shareholder “say-on-pay” vote required. ARRA requires every company receiving CPP assistance that is required to make filings with the Securities and Exchange Commission to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.

•	Stricter restrictions on “golden parachute” payments. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding.

•	Broader bonus clawback requirements. EESA requires CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers.

•	Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

•	Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

•	New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the company’s annual filings with the SEC in Form 10-K and for the Compensation Committee to provide a narrative and certification and disclose such certification in Item 407(e) of the proxy material.

•	Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•	Treasury review of prior payments. ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

Review of Risk Associated With Compensation Plans.  Incentive plans, which are reviewed and revised on an annual basis, have defined terms and conditions which enable the Company to adjust the final scoring and payment of the plan.

All members of the Compensation Committee are well aware of the Company’s financial performance and they use this information when reviewing and approving incentive payouts to the Named Executive Officers. The board regularly receives reports about key credit measures and the steps undertaken by management to address credit risk and discourage excessive or unnecessary risk-taking.

In 2009, the Committee met with senior risk officers of the Company to review the incentive compensation plans and concluded that those plans do not present risks that are reasonably likely to have a material adverse effect on the Company. In addition, the board suspended the incentive-based compensation plans for all employees in 2009, with the exception of the real estate department employees, none of whom are named executive officers. All but two of the real estate department employees receive incentive-based compensation for originating mortgages on behalf of the Bank for bank customers. One of the employees who is not a recipient of incentive-based compensation receives commission-based compensation for mortgage originations.

Following its discussion, the Committee unanimously authorized the certification found in the Compensation Committee report, below.

Compensation Programs and Practices.  For 2009, WBCO’s compensation program included competitive salaries and benefits and also opportunities for employee ownership of WBCO common stock through a stock incentive plan.

In determining compensation packages for individual executives, the Compensation Committee considers WBCO’s overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and industry surveys of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States. Industry surveys are used as one element in determining the competitiveness of the compensation of the Company’s executives. The Compensation Committee does not target a specific percentage, or benchmark, of peers or survey data. It is not anticipated that the limitations on deductibility, under the Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000, or $500,000 with respect to our Named Executive Officers during the period that the U.S. Treasury holds an equity position in the Company pursuant to the TARP Capital Purchase Program, in a single year will apply to WBCO or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Compensation Committee will analyze the circumstances presented and act in a manner that, in its judgment, would be in the best interests of the Company. This may or may not involve actions to preserve deductibility.

Components of WBCO’s compensation programs are as follows:

Base Salary.  Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Compensation Committee works with management to periodically evaluate current salary levels of other financial institutions with size, lines of business, geographic locations and market place position similar to WBCO’s. The Compensation Committee does not use a targeted benchmark, or other formula, to establish salaries. The Chief Executive Officer provides recommendations for the base salaries of the Company’s other executive officers. The Compensation Committee reviews and approves or disapproves such recommendations. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries are based on the Committee’s assessment of the individual’s performance.

Incentive Plan Awards.  Incentive Plan Awards were suspended for the Company in 2009.

Stock Option and Other Stock-Based Compensation.  Equity-based compensation is intended to more closely align the financial interests of WBCO’s executives with long-term shareholder value and to assist in the retention of executives who are key to the success of WBCO and Whidbey Island Bank. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to existing stock plans. The Compensation Committee determines from time to time which of the Named Executives, if any, will receive stock awards and determines the number of shares subject to each grant. Recommendations for awards to other elected officers are made by executive management to the Compensation Committee. The total number of shares allocated for annual disbursement is determined by assuming a ten-year life of the stock award plan and disbursing up to 10% of the total available shares. The Company typically awards a mix of restricted stock and incentive stock options to support both motivation and longer term retention of employees. Grants of stock options and awards are based on the performance of WBCO and various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to WBCO and prior grants.

Incentive Stock Options, Restricted Stock Share Awards, and Restricted Stock Unit Awards are granted at the Nasdaq’s closing price of the Company’s Common Stock on the date of the grant. The majority of the awards granted by the Committee vest at a rate of 20% per year over a five-year period, although shorter vesting periods are also used. Restricted stock awards with three-year vesting periods have been used for grants to named executives, particularly when the executive elects to receive a portion of his annual incentive in the form of stock. Individual vesting periods of awards are determined by the Compensation Committee and may, at the Committee’s discretion, be considered independently from other awards. Requirements imposed on TARP recipients limit the transferability (or vesting) of restricted stock awards to no sooner than the achievement of repayment of certain percentage levels of TARP funds. For each 25% of the TARP funds repaid, an additional 25% of the restricted stock shares/units granted become transferable to the employee.

Hiring Incentives.  The Company considers hiring bonuses as an effective leverage point in attracting executive talent. Bonuses may be used as an incentive to an executive candidate to provide compensation in lieu of forfeited benefits from a previous employer in an effort to promote acceptance of a job offer from WBCO. Discretion is used in determining the amount of the hiring bonus to be offered, based, in part, on the amount and type of compensation forfeited, negotiated individual requirements, and common industry practices. The Compensation Committee reviews hiring bonus incentives. During 2009, no hiring bonuses were paid to the Named Executives.

In connection with the hiring of a new executive and consistent with industry practices, the Company may offer cash assistance to move household goods in the event that relocation is necessary. In addition, the Company may pay costs of housing and utilities for a short period of time after employment to allow time for relocation, or for a longer period in cases where the executive is not relocating permanently. Type and amount of relocation expenses will vary recognizing different recruiting conditions. Pursuant to a hiring agreement entered into in 2005, Mr. Niemer, who is not relocating permanently, received $15,600 for housing expenses (reflected on the Summary Compensation Table as taxable income to Mr. Niemer) as part of his 2009 compensation. Mr. Niemer’s housing expense is reviewed annually as part of his compensation and there is no guarantee from the Company or contractual requirement that it will be continued.

Stock Award Plans.  Equity-based compensation generally has been in the form of incentive and nonqualified stock options, and restricted stock awards pursuant to existing and previous stock option and award plans. The program was designed to promote high performance and achievement of corporate goals by Directors and senior management, encourage the growth of shareholder value, and to allow key employees to participate in the long-term growth and profitability of the Company.

In 1992, the Company first adopted an employee stock option plan (“1992 Plan”), authorizing common stock to be issued upon exercise of incentive stock options (“ISOs”). The Company adopted a plan permitting grants of nonqualified stock options (“NSOs”) to directors in 1993 (“1993 Plan”). The 1992 and 1993 Plans were terminated as to further grants of options upon the adoption of the Company’s 1998 Stock Option and Restricted Stock Award Plan (“1998 Plan”). The 1998 Plan was terminated as to further grants upon the adoption of the Company’s 2005 Stock Incentive Plan (“2005 Plan”), which is currently the only stock award plan available for new grants. As of March 15, 2010, there were 42,390 shares subject to options granted but not exercised under the 1992, 1993 and 1998 Plans combined. There were 1,991 shares of restricted stock that remain subject to restrictions, which were issued from the 1998 Plan.

Under the 2005 Plan, 833,332 shares are authorized to be issued upon exercise of ISOs and NSOs and awards of restricted stock. As of March 15, 2010, there were: 177,183 shares subject to options granted but not exercised; 25,974 restricted stock units awarded that are subject to vesting; and 2,751 shares of restricted stock issued that are still subject to vesting. As of March 15, 2010, shares issued pursuant to grants under the 2005 Plan include: 3,792 shares issued upon exercise of options; 31,356 shares issued upon vesting of restricted stock units; and 17,410 shares issued as restricted stock that have since satisfied the restrictions and are now unrestricted shares.

Deferred Compensation Plan.  In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan (“Comp Plan”) to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation. In December 2007, the Bank’s Board of Directors approved a resolution to suspend the Comp Plan effective January 1,

2008 and no contributions were allowed during calendar year 2008 due to the then pending merger. The Comp Plan was reinstated and new contributions were permitted beginning January 2009.

The following is a summary of the principal provisions of the Comp Plan:

Purpose.  The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries. The Comp Plan is an unfunded deferred compensation agreement. Participation in the Comp Plan is voluntary and available to the Company’s executive officers, senior vice presidents, and directors.

Contributions and Earnings.  Eligible compensation for executives includes 25% of salary and 50% of annual cash incentive award. In no event may a participant’s total deferral reduce his taxable income to an amount less than the Social Security Wage Base in any calendar year. Participants may change their deferral election only during the annual open enrollment period, but may request a change in their investment strategy as often as monthly. The Bank retains the deferrals and credits a bookkeeping account in the participant’s name. Earnings accumulate on a tax-deferred basis. A third-party service provider tracks the contributions and earnings; the Bank audits the reports and provides periodic statements of account activity and balance information to individual participants.

Source of Benefits.  Benefits under the Comp Plan are payable solely by the Bank. To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Bank in the event of the Bank’s insolvency. Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits.

Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank’s 401(k) Plan. To the extent applicable, it is intended that the Comp Plan and any awards made under the Comp Plan comply with the requirements of Section 409A of the Internal Revenue Code. Any provision that would cause the Comp Plan or any award to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Distributions.  In-service distributions are allowed. The participant may take a lump sum distribution by January 20th of a chosen year at least two years after the deferral unit is complete. The participant may also apply for an in-service distribution in the event of a financial hardship.

If a participant in the Comp Plan terminates employment for a reason other than retirement, the account balance will be paid in a lump sum distribution. Upon retirement, the participant will receive a lump sum distribution or annual installments over a 5, 10 or 15 year period, depending on the option chosen at the time of enrollment.

In the event of death of a participant prior to distribution, the participant’s beneficiary will receive the balance of the account.

Chief Executive Officer Compensation.  In evaluating the compensation of the Company’s Named Executives for services rendered in 2009, the Compensation Committee considered current market economic conditions relative to prior years as a factor in evaluating the Company’s overall performance.

The Compensation Committee also considered certain qualitative accomplishments by the Named Executives in 2009. The Compensation Committee recognized the substantial time and effort expended by management (1) in continuing the successful operations of the company and maintaining profitability, while operating under the vast economic environment adversely affecting the entire financial industry, (2) sustaining corporate performance and regaining momentum following the 2008 downturn to current recession. No salary adjustments were made for 2009.

Based on the foregoing, and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to the Chief Executive Officer’s compensation in 2009: Mr. Wagner’s salary was set at $280,000 for 2009. In addition, Mr. Wagner received, in accordance with the U.S. Treasury’s Interim Final Rule regarding TARP CPP executive compensation, a restricted stock unit award totaling 11,930 units vesting over a three (3) year period in equal annual portions beginning on December 30, 2009 at a closing price of $12.05 per share. This grant is also subject to the Interim Final Rule vesting requirements, which could lengthen the stated vesting requirements. The restricted stock unit award was granted to Mr. Wagner to retain and reward him for his efforts in guiding the Company through the challenging economic environment during 2009. Further, the award was made to comply with the TARP requirements that limit the method of delivery of incentive compensation. The limitations require that incentive-based compensation be made only in the form of restricted stock and also require the recipient employee substantially work for at least two years from the date of the grant.

Conclusion.  The Compensation Committee believes that for the 2009 fiscal year, the compensation of Mr. Wagner, as well as for the other Named Executives, was consistent with WBCO’s overall compensation philosophy and related to the performance of the Company for the year.

Summary Compensation Table

The following table sets forth the aggregate compensation earned by the Named Executives for services rendered to WBCO or its subsidiaries in all capacities paid or accrued for the fiscal years ended December 31, 2009, 2008 and 2007.

										Change in
										Pension Value
										and
										Nonqualified
								Non-Equity		Deferred
				Stock		Option		Incentive Plan		Compensation		All Other
Name and		Salary	Bonus	Awards		Awards		Compensation		Earnings		Compensation		Total
Principal Position	Year	($)	($)	($)		($)		($)		($)		($)		($)

PEO John Wagner	2009	280,000	0	143,756	(1)	0		0		56,698	(5)	13,273	(2)	493,727
Wagner	2008	266,000	0	0		33,840	(3)	55,000	(4)	(86,104	)(5)	8,043	(2)	276,779
Wagner	2007	227,450	0	13,998	(6)	41,979	(7)	39,520	(8)	20,446		8,540	(9)	351,933
PFO Richard Shields	2009	176,400	0	0		0		0		NA		24,086	(10)	200,486
Shields	2008	176,400	0	0		56,400	(3)	38,377	(4)	NA		23,907	(10)	295,084
Shields	2007	159,000	0	13,998	(6)	41,979	(7)	23,248	(8)	NA		5,898	(9)	244,123
CCO Joseph Niemer	2009	183,855	0	0		0		0		NA		22,775	(11)	206,630
Niemer	2008	183,855	0	0		28,200	(3)	39,998	(4)	NA		22,831	(11)	274,884
Niemer	2007	174,250	0	13,998	(6)	41,979	(7)	26,509	(8)	NA		22,185	(11)	278,921
CEO Michal Cann	2008	230,550	0	0		0		0		0		731,114	(12)	961,664
Retired 9/30/08
Cann	2007	260,950	0	15,261	(6)	45,799	(7)	43,793	(8)	NA		17,263	(13)	383,066

(1)	Reflects an award of restricted stock units granted on 12/30/09 at the Nasdaq market closing price of $12.05, which is the “fair value” of the grant on the grant date. For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(n) and Note (13) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2009.

(2)	The amount disclosed represents matching contributions under the Company’s 401(k) Plan, insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

(3)	Reflects the “fair value” of a stock option award granted on 6/26/08 at the Nasdaq market closing price of $9.11. For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(n) and Note (13) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2009.

(4)	Reflects non-equity incentive plan compensation earned in 2008 but paid in 2009.

(5)	Reflects the participant’s net annual change in value for Comp Plan earnings; contributions to the Comp Plan were not allowed in 2008 due to the pending merger.

(6)	Reflects an award of restricted stock units granted on 4/26/07 at the Nasdaq market closing price of $15.98.

(7)	For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(n) and Note (13) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2009.

(8)	Reflects non-equity incentive plan compensation earned in 2007 but paid in 2008.

(9)	The amount disclosed represents matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(10)	The amount disclosed represents retention bonus of $16,667 plus: matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(11)	The amount disclosed represents a housing expense of $15,600 plus: matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(12)	The amount disclosed represents: matching contributions under the Company’s 401(k) Plan; insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; the value associated with the personal use of a Company-owned vehicle; plus a severance payment of $714,451. All payments were negotiated with Mr. Cann at the time of his retirement and paid in connection with a severance and release agreement.

(13)	The amount disclosed represents director fees in 2007 in the amount of $5,000 plus: matching contributions under the Company’s 401(k) Plan; insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

Employment Agreements.  For the reported periods, the Company had executive employment agreements with Messrs. Niemer, Shields and Wagner. The agreement with each of these executives is for an initial term of three years, first renewal in 2008, with automatic extensions of one year, unless written notice of nonrenewal is provided by either party. Terms contained in the employment agreements primarily provide for the executive to receive a severance benefit in the event of a Change of Control and termination of the executive either by employer without Cause, or by the executive for Good Reason (all as defined in the agreements). The agreements contain a covenant not to compete, whereby the executive agrees to not directly or indirectly be employed by, own, manage, operate, join, or benefit in any way from any business activity that is competitive with the

Company’s business. For Mr. Wagner, the non-compete covenant is for a period of up to two years following a change of control and receipt of a severance benefit. For Messrs. Niemer and Shields, the period during which the executive cannot compete with the Company would not exceed 18 months. Further, in order to receive the severance benefit, the executive cannot resign from the Company during a change of control period, as defined in the employment agreements. The executive employment agreement with Mr. Cann was terminated in connection with his retirement on September 30, 2008, and the Company entering into a Severance Agreement and General Release with Mr. Cann on September 23, 2008.

Other Employee Benefits.  The Company maintains a salary savings 401(k) Plan for its employees, including its executive officers. All persons employed by the Company who are at least 21 years of age may elect to contribute a portion of their salary to the 401(k) Plan beginning the first of the month following the employee’s date of hire. Participant employees are eligible to receive Company contributions following completion of at least one year of service and an annual minimum of 1,000 service hours; contributions of up to 6% of salary are matched 50% by the Company, subject to certain specified limits. WBCO contributed approximately $18,604 in matching funds for the Named Executives to the 401(k) Plan during 2009.

The Company provides the Named Executive Officers benefits generally available to all employees of the Company including a group health insurance plan along with the normal vacation and sick-pay benefits.

Grants Of Plan-Based Awards.  The Compensation Committee approved and awarded one restricted stock unit grant under the 2005 Plan to a Named Executive during 2009. There were zero restricted stock units and 42,000 shares of stock options granted to the Named Executives in 2008. As of March 15, 2010, no stock awards had been granted to Named Executives in 2010.

The following table sets forth information regarding the awards granted to the Named Executives during 2009.

			All Other Stock	All Other Option		Grant Date
			Awards: Number	Awards:	Exercise or Base	Fair Value of
			of Shares of Stock	Number of Securities	Price of Option	Stock and
	Grant	Approval	or Units	Underlying Options	Awards	Option Awards
Name	Date	Date	(#)	(#)	($/Sh)	($)(2)

PEO John Wagner	12/30/09	12/28/09	11,930 (1)	0	N/A	143,756 (1)
PFO Richard Shields	N/A		0	0		0
CCO Joseph Niemer	N/A		0	0		0

(1)	Also reported on the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year-End Table.

(2)	For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(n) and Note (13) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2009.

2005 Stock Plan.  At the Annual Meeting of Shareholders held on April 28, 2005, the shareholders approved the 2005 Stock Incentive Plan ( “2005 Plan”), whereby 833,332 shares are authorized to be issued upon exercise of ISOs and NSOs and the award of restricted stock. The following is a summary of the principal provisions of the 2005 Plan:

Purpose.  The purpose of the 2005 Plan is to (1) enhance the long-term profitability and shareholder value of WBCO by offering stock-based incentives (“Awards”) to employees, directors, consultants and agents of, and individuals to whom offers of employment have been made by, WBCO or its subsidiaries; (2) attract and retain the best available personnel for positions of responsibility with WBCO and its subsidiaries; and (3) encourage employees and directors to acquire and maintain stock ownership in WBCO.

Shares Subject to Plan.  The number of shares that may be optioned and sold under the 2005 Plan, subject to adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company, shall equal 833,332. To the extent permitted by applicable law, expired, forfeited, terminated or canceled Award shares will again become available for delivery as pursuant to the 2005 Plan.

Limitations.  Not more than 25% of the aggregate number of shares available for delivery pursuant to an Award granted under the Plan may be issued to any participant during any one calendar year. In addition, in the case of Incentive Stock Options, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

Types of Awards.  Awards may include: Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Units, Performance Shares, Performance Units, Stock Appreciation Rights or Dividend Equivalent Rights. ISOs are intended to meet all the requirements of an “Incentive Stock Option” as defined in Section 422 of the Internal Revenue Code.

Stock Option Grants.  The exercise price for each option granted will be determined by the Compensation Committee, but for ISOs will not be less than 100% of the fair market value of WBCO common stock on the date of grant. For purposes of the 2005 Plan, “fair market value” means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq Global Select Market System.

The term of options will be fixed by the Compensation Committee. No ISO granted under the 2005 Plan can be exercisable after 10 years from the date of the grant. Each option will be exercisable pursuant to a vesting schedule determined by the Compensation Committee.

Since option grants and stock awards are discretionary, WBCO cannot currently determine the number of shares that will be subject to Awards in the future pursuant to the 2005 Plan. The Compensation Committee currently intends to make Awards primarily to officers and key employees of WBCO and the Bank.

Amendment and Termination.  The Plan shall expire ten (10) years after its effective date, provided that any outstanding Awards at that time will continue for the duration of the Award, in accordance with the terms of this Plan and the applicable Award Agreement. The Board may terminate the 2005 Plan at any time. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without proper approval of shareholders of the Company, no such revision or amendment shall:

(i)	increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under Section 3(b) of Part I,

(ii)	increase the parameters of Eligible Participants, or

(iii)	make any amendment to this Plan that would require shareholder approval under any applicable law or regulation.

Any amendment made to the 2005 Plan, which would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment, shall not be applicable to such outstanding Incentive Stock Options, but shall have prospective effect only, unless the Grantee agrees otherwise.

Subject to the requirements of Internal Revenue Code Section 422 with respect to Incentive Stock Options and to the terms and conditions and within the limitations of the 2005 Plan, the Committee may modify or amend outstanding Options granted under this Plan. The modification or amendment of an outstanding Option shall not, without the consent of the Grantee, impair or diminish any of his or her rights or any of the obligations of the Company under such Option. Except as otherwise provided in this Plan, no outstanding Option shall be terminated without the consent of the Grantee. Unless the Grantee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Code Section 422(b).

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the outstanding equity awards held by the Named Executives as of December 31, 2009.

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares of	Market Value of
	Underlying	Underlying		Option		Units of Stock	Shares or Units of
	Unexercised	Unexercised		Exercise	Option	That Have	Stock that Have
	Options	Options		Price	Expiration	Not Vested	Not Vested
Name	(#)	(#)		($)	Date	(#)	($)(7)
	Exercisable	Unexercisable

PEO John Wagner	4,000	8,000	(1)(5)	9.11	6/26/18	11,930 (6)	142,444 (6)
	1,050	1,577	(2)(5)	15.98	4/26/17	526 (5)	6,280 (5)
	248	248	(3)	14.60	4/17/16	99	1,182
	549 (4)	0		6.15	1/2/13
PFO Richard Shields	6,666	13,334	(1)(5)	9.11	6/26/18	526 (5)	6,280 (5)
	1,050	1,577	(2)(5)	15.98	4/26/17	99	1,182
	248	248	(3)	14.60	4/17/16
CCO Joseph Niemer	3,333	6,667	(1)(5)	9.11	6/26/18	526 (5)	6,280 (5)
	1,050	1,577	(2)(5)	15.98	4/26/17	99	1,182
	372	248	(3)	14.60	4/17/16

(1)	3-year equal annual vesting beginning 6/26/09.

(2)	5-year equal annual vesting beginning 4/26/08.

(3)	5-year equal annual vesting beginning 4/17/07.

(4)	5-year equal annual vesting beginning 1/2/04.

(5)	Also reported on Summary Compensation Table.

(6)	Also reported on Summary Compensation Table and Grants of Plan-Based Awards Table.

(7)	Market value on 12/31/09 using closing price of $11.94.

Option Exercises and Stock Vested Table.  The following table summarizes the realized value of option exercises and restricted stock vested during 2009 held by the Named Executives:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

PEO John Wagner	0	NA	175	1,417
PFO Richard Shields	0	NA	175	1,417
CCO Joseph Niemer	0	NA	175	1,417

Pension Benefits.  The Company does not sponsor or have any provisions under which the Named Executives can participate or have account balances in qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation.  The following table summarizes contributions and earnings in the Comp Plan by the Named Executives as of December 31, 2009:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at Last
	in Last FY	in Last FY	in Last FY	Distributions	Fiscal Year End
Name	(1)($)	($)	($)	($)	($)

PEO John Wagner	0	0	56,698 (2)	0	285,526
PFO Richard Shields	NA
CCO Joseph Niemer	NA

(1)	None of the executives elected to participate in the Comp Plan during 2009.

(2)	Reflects the participant’s net annual change in value for Comp Plan earnings. Also reported on Summary Compensation Table.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to Named Executive Officers upon Separation as defined below, pursuant to individual agreements, or in connection with a Change in Control. As a TARP Capital Purchase Program participant, and as long as the U.S. Treasury holds an interest in the Company, the ability to pay any severance is limited as discussed in the CD&A.

Executive Severance and Employment Agreements.  For the reported periods, the Company had executive employment agreements with Messrs. Niemer, Shields and Wagner. In the event of a Change of Control and termination of the executive either by employer without Cause, or by the executive for Good Reason (all as defined in the agreements), a severance benefit would be paid. The severance benefit for Mr. Wagner would be an amount equal to two and one half times the amount of his highest base salary over the prior three years plus two times the amount of the annual bonus last paid, or two times the average bonus paid over the prior three years, whichever is greater. The agreements for the other two executives provide that the executive would receive a severance benefit in an amount equal to two times the amount of his highest base salary over the prior three years plus one and one half times the amount of the annual bonus last paid, or two times the average bonus paid over the prior three years, whichever is greater. The executive employment agreement with Mr. Cann was terminated in connection with his retirement on September 30, 2008 pursuant to the terms of severance agreement and general release entered into as of September 23, 2008.

The provisions of the executive employment agreements are triggered by a “change of control,” which means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, as such quoted terms are defined and used in Section 280G of the Internal Revenue Code.

Termination Due to Disability or Upon Death.  If the Company terminates the Named Executive’s employment on account of any mental or physical disability that prevents the Named Executive from discharging his duties under his Employment Agreement, the Named Executive shall be entitled to all base salary earned and reimbursement for expenses incurred through the termination date, plus a pro rata portion of any annual bonus for the year of termination. In case of the death of a Named Executive, the Company shall be obligated to pay to the surviving spouse of the Named Executive, or if there is none, to the Named Executive’s estate that portion of the Named Executive’s base salary that would otherwise have been paid to him for the month in which his death occurred, and any amounts due him pursuant to any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to the Named Executive by the Company.

The table below estimates amounts payable upon a separation as if the individuals were separated on December 31, 2009 using the closing share price of WBCO common stock of $11.94 as of that day. It should also be noted that as a TARP Capital Purchase Program participant, for as long as the U.S. Treasury holds an interest in the Company, the ability to pay any severance is limited as discussed in the CD&A.

	Before or After
	Change in
	Control
	Termination
	w/o Cause or
	for Good
	Reason	Death		Disability
Name	(1)($)	($)		($)

PEO John Wagner	1,289,027 (2)	697,871	(3)	300,953	(2)(4)
PFO Richard Shields	448,440	552,795	(5)	11,615	(6)
CCO Joseph Niemer	465,211	550,000	(5)	9,193	(7)

(1)	Includes salary and non-equity incentive plan payouts, premiums for health and dental insurance for 18 months, accrued vacation (if any), and the value of accelerated vesting of restricted stock.

(2)	Includes deferred compensation of $285,526 (also reported on Summary Compensation Table).

(3)	Includes vacation accrual, $142,444 in value of accelerated vesting of restricted stock, life insurance benefit of $400,000 and BOLI survivor benefit of $150,000.

(4)	Includes accrued vacation, plus $10,000 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled but for a maximum of 24 months.

(5)	Includes vacation accrual, life insurance benefit of $400,000 and BOLI survivor benefit of $150,000.

(6)	Includes accrued vacation, plus $8,820 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

(7)	Reflects the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

Director Compensation.  During 2009, the Company’s non-officer directors received a monthly retainer of $1,000 plus $500 for each monthly board meeting attended, and $500 for each special board meeting attended. The Chairman of the Board received an additional $1,000 per month, but did not receive committee fees. The Audit Committee Chairman, who is also the Financial Expert, received an additional $900 per month, but no committee fees for attending Audit meetings. The Compensation Committee Chairman and the Corporate Governance/ Nominating Committee Chairman each received an additional $250 per month. Except as previously noted, non-officer directors received $350 for each committee meeting attended for which they were a member. The Company has one officer-director who does not receive fees for service as a director. While it is recommended that directors are also shareholders of WBCO stock, there is no requirement that a director must have an equity ownership position in the Company.

Since 1993, the Company has used shareholder-approved stock award plans that allow for stock options and awards to be granted to directors, as well as officers and key employees. In January 2009, the non-officer directors who had served on the board during 2008 were each granted a restricted stock unit award of 2,000 units (each unit represents one share) of WBCO stock and the value was reported as part of their compensation for 2008. As of March 15, 2010 no stock awards had been granted to directors in 2010.

The following table sets forth a summary of the compensation paid to the non-officer directors in 2009:

							Changes in
							Pension Value
							and
							Nonqualified
		Fees Earned				Non-Equity	Deferred
		or paid in	Stock		Option	Incentive Plan	Compensation	All Other
		Cash	Awards		Awards	Compensation	Earnings	Compensation	Total
Name		($)	($)		($)	($)	($)	($)	($)

Gregg Davidson (1)	2009	21,650	0		0	0	N/A	0	21,650
Karl Krieg (1)(2)	2009	6,200	0	(7)	0	0	N/A	0	6,200
Jay Lien (3)	2009	23,250	0	(7)	0	0	N/A	0	23,250
Gragg Miller (1)	2009	19,200	0		0	0	N/A	0	19,200
Robert Olson (1)(2)	2009	7,750	0	(7)	0	0	N/A	0	7,750
Anthony Pickering (4)	2009	31,000	0	(7)	0	0	N/A	0	31,000
Edward Wallgren (5)	2009	23,950	0	(7)	0	0	18,680 (8)	0	42,630
Dennis Wintch(6)	2009	31,900	0	(7)	0	0	7,338 (8)	0	39,238

(1)	As of 12/31/09, there were zero stock awards and stock options outstanding.

(2)	Retired as a director at the conclusion of the April 23, 2009 Annual Meeting of Shareholders.

(3)	As of 12/31/09, the aggregate number of stock awards outstanding was 2,996; the aggregate number of stock options outstanding was 5,149.

(4)	As of 12/31/09, the aggregate number of stock awards outstanding was 2,996; the aggregate number of stock options outstanding was 10,591.

(5)	As of 12/31/09, the aggregate number of stock awards outstanding was 2,996; the aggregate number of stock options outstanding was 2,925.

(6)	As of 12/31/09, the aggregate number of stock awards outstanding was 2,996; the aggregate number of stock options outstanding was 1,763.

(7)	A Restricted stock unit award for 2,000 units granted January 29, 2009 for service as a director during 2008 was included in the compensation for 2008. The value as of the grant date was $16,440.

(8)	Reflects the participant’s net annual change in value for Comp Plan contributions.

Equity Compensation Plan Information.  The following table summarizes the number of shares subject to exercise and the number available for future issuance as of March 15, 2010:

	Number of		Number of
	Securities to be		Securities
	Issued Upon	Weighted Average	Remaining
	Exercise of	Exercise Price of	Available for
Plan Category	Outstanding Options	Outstanding Options	Future Issuance

Equity compensation plans approved by security holders(1)	221,339	$9.99	573,529
Equity compensation plans not approved by security holders	—	—	—
Total	221,339	$9.99	573,529

(1)	As of March 15, 2010 and in addition to stock options, there were 30,238 restricted stock units awarded (each unit represents one share), which are subject to issuance upon vesting of the awards. Of the 30,238 currently outstanding RSU awards, 2,885 are scheduled to vest during the remainder of 2010.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee was, during the year ended December 31, 2009, an officer, former officer or employee of the Company or the Bank. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the Board of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2009.

COMMITTEE REPORTS

The following reports of the Audit Committee and Compensation Committee are made pursuant to the rules of the Securities and Exchange Commission and the listing standards of the National Association of Securities Dealers, Inc. (the “NASD”). These reports shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the 1934 Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Audit Committee.  The following report of the Audit Committee is made pursuant to SEC rules and the Company’s Audit Committee Charter. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.

As outlined in the Company’s Audit Committee Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Respectfully submitted by:

Audit Committee:
Dennis A. Wintch, Chairman
Gregg A. Davidson
Jay T. Lien
Gragg E. Miller
Robert T. Severns
Anthony B. Pickering

COMPENSATION COMMITTEE REPORT

The Compensation Committee certifies that:

1. It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

2. It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3. It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

The Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted by

Compensation Committee:
Edward J. Wallgren, Chairman
Gregg A. Davidson
Anthony B. Pickering
Dennis A. Wintch

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During 2009, certain directors and executive officers of WBCO and the Bank, and their associates, were customers of the Bank, and it is anticipated that such individuals will be customers of the Bank in the future. Insider “related interests” are disclosed through annual questionnaires and reported in compliance with applicable federal and state laws, and banking regulations. Pursuant to written Company policies and procedures, insider transactions are promptly and fully disclosed to the Board by senior management in conjunction with the Bank’s compliance department. All transactions between the Bank and its officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons. In the opinion of management, such transactions with executive officers and directors did not involve more than the normal risk of collectability or present other unfavorable features. The aggregate outstanding amount of loans to directors and officers and their related parties was approximately $1,649,871 on December 31, 2009.

RELATIONSHIP WITH
INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Moss Adams LLP (“Moss Adams”) was engaged by WBCO as its independent accountants for the year ended December 31, 2009. WBCO has selected the firm of Moss Adams as its independent accountants for the year ending December 31, 2010. A representative of Moss Adams is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Billed By Moss Adams During 2009

Audit and Non-audit Fees.  The following table presents fees for professional audit services rendered by Moss Adams for the audit of the Company’s annual financial statements for 2009 and 2008, and fees billed for other services rendered by Moss Adams.

	2009	2008

Audit fees(1):	$263,000	$279,300
Audit related fees(2):	44,000	0
Tax fees:	0	0
All other fees(3):	15,000	14,000
TOTAL	$322,000	$293,300

(1)	Includes fees for audit of the Company’s annual consolidated financial statements; reviews of the Company’s quarterly consolidated financial statements; and audit of internal controls over financial reporting.

(2)	For assistance with comfort letter to underwriters for capital raising activities.

(3)	For audit of the Company’s 401(k) plan.

The Company’s Audit Committee charter contains the Company’s policy on pre-approval of all non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors. The Company requires that all non-audit services rendered to the Company by Moss Adams be approved by the Audit Committee. The Audit Committee pre-approves, on a quarterly basis, the provision of certain permissible tax services and services related to compliance with the Sarbanes Oxley Act of 2002 up to a designated dollar amount per quarter. All other proposals for non-audit services are submitted to the Audit Committee for prior approval. In all cases, the Audit Committee considers whether the provision of such services would impair the independence of the Company’s auditors.

CODE OF ETHICS

The Company has adopted a Code of Conduct which contains a Code of Ethics that is applicable to the Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions. The Company’s Code of Conduct is available on the Company’s website at www.wibank.com and is also available free of charge by writing to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, Oak Harbor, WA 98277.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

A shareholder proposing to transact business at WBCO’s 2011 Annual Meeting of Shareholders must provide notice of such proposal to the Corporate Secretary of WBCO no later than November 30, 2010 for the shareholder proposal to be considered for inclusion in WBCO’s proxy statement and form of proxy relating to its 2011 Annual Meeting of Shareholders.

If WBCO receives notice of a shareholder proposal after February 13, 2011, the persons named as proxies in the form of proxy will have discretionary authority to vote on such shareholder proposal.

In addition, shareholders seeking to include proposals in the proxy materials for the 2011 Annual Meeting of Shareholders must comply with all applicable regulations, including Rule 14a-8 under the 1934 Act.

2009 REPORT TO SHAREHOLDERS AND ANNUAL REPORT — 10-K

The Company’s 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009, accompanies this proxy statement. Additional copies will be furnished to shareholders upon written request to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, WA 98277.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management on such matters.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, AND ARE THE RECORD HOLDER OF YOUR SHARES (OR HOLD A “LEGAL PROXY” FROM YOUR BROKER) YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS SET FORTH UNDER “SOLICITATION, VOTING AND REVOCABILITY OF PROXIES.”

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2, and 3 and a vote “AGAINST” Proposal 4.

1.	ELECTION OF DIRECTORS*:	For	Withhold		For	Withhold	+

	01 - Robert T. Severns Class 2 Nominee	☐	☐	02 - John L. Wagner Class 2 Nominee	☐	☐

* A proposal to elect as directors the two persons listed above to serve until the annual meeting of shareholders in the year 2013 or until their successors are duly elected and qualified.

		For	Against	Abstain		For	Against	Abstain

2.	NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION. A proposal to consider and approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation in the proxy statement.	☐	☐	☐	3.	NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT. A proposal to ratify the Audit Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accountant for the fiscal year ending
					December 31, 2010.	☐	☐	☐
		For	Against	Abstain

4.	SHAREHOLDER PROPOSAL. A proposal to request that the Board of Directors take the necessary steps to declassify the Board of Directors and require the annual election of directors.	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — WASHINGTON BANKING COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF WASHINGTON BANKING COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2010
The undersigned shareholder of WASHINGTON BANKING COMPANY (“WBCO”) hereby appoints Anthony B. Pickering and Edward J. Wallgren, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to act and vote all the common stock of WBCO standing in my name and on its books on March 15, 2010 at the Annual Meeting of Shareholders to be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington on May 13, 2010 at 3:00 p.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present.
This proxy is solicited by the management of WBCO. This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 AND “AGAINST” PROPOSAL 4. Proxies may vote in their discretion as to such other matters as may properly come before the meeting.